Exhibit 10.8

Delaware North Companies, Inc.

Target Incentive Plan Document

Plan Objective

The purpose of the incentive plan (hereinafter referred to as the “incentive plan”) is to provide an opportunity through which the company can reward the performance of eligible associates for achievement of financial and business objectives.

Definitions

“Incentive” means an award, with adjustments (if any), paid pursuant to the provisions of the incentive plan.

“Financial Plan Target” means the financial measure that actual financial results will be compared to for purposes of determining incentive eligibility. The financial plan target is the annual financial plan developed by the subsidiary, unit or department for the applicable plan year, approved by the applicable level of management. DNC corporate finance will review any necessary adjustments to the financial plan target during the plan year based on new business, loss of business, or other extraordinary circumstances. Senior management will approve any adjustments to the financial plan target. If a new unit is acquired during a calendar year and no approved profit plan has been prepared for that unit, a pro-forma for the new unit will be used for the remainder of that calendar year, and bonus compensation will be calculated based on the year-end financial results of the unit compared to the pro-forma.

“Committee” means the compensation committee consisting of members of the board of directors.

“Eligible Associates” are associates working in the positions that have been approved by the committee as incentive eligible.

“Plan Year” means the 12-month period beginning January 1st and ending December 31st.

“Eligible Compensation” means base salary as of December 31st of the plan year.

“Retirement” means an eligible associate who terminates employment with a minimum age of 65 and at least five years of service or 55 with at least 10 years of service and does not accept employment with another employer.

“Incentive Target” is that percentage of an associate’s eligible compensation, which will be partially or fully paid if financial and business objectives are achieved at the levels pre-established by the committee.

Page 1 of 4	Issued June 2004

Administration of the Incentive Plan

The committee has the sole authority to interpret and administer the incentive plan in accordance with determinations adopted by it.

Eligibility

Eligibility to participate in the incentive plan is limited to associates employed in positions that have been approved by the committee as incentive eligible.

Eligible associates must be actively employed on the day the incentive is paid out (on or about March 15th of the year following the plan year) to receive an incentive payment. Eligible associates who are hired, promoted, or transferred during the plan year into an incentive eligible position may be awarded a pro-rata incentive payment earned during the plan year based upon full months of service in the eligible position during the plan year. An associate who is on an approved leave of absence will receive payment upon return to work.

Eligible associates must be employed in the current incentive eligible position for at least sixty (60) days in the plan year to be eligible for a pro-rata payment.

An associate who is eligible for retirement and retires during the plan year will be eligible to receive a pro-rata incentive payment earned during that plan year based on the number of full months he or she was employed during the plan year.

Eligible associates who are on an approved leave of absence during the plan year will be eligible for pro-rata incentive payment based on full months of service during the plan year unless otherwise prohibited by law.

The pro-rata incentive for full months of service will be calculated according to the following schedule:

Full Months of Service	Hired or Promoted	Retirement or Leave of Absence
January	100% of target	8% of target
February	92% of target	17% of target
March	83% of target	25% of target
April	75% of target	33% of target
May	67% of target	42% of target
June	58% of target	50% of target
July	50% of target	58% of target
August	42% of target	67% of target
September	33% of target	75% of target
October	25% of target	83% of target
November	17% of target	92% of target
December	0% of target	100% of target

An eligible associate who transfers into a position with a different incentive target will be eligible for a pro-rata incentive based on the number of months in each eligible position in accordance with the schedule above. If a transfer occurs mid-month, the incentive target for the position that the associate was in the majority of the days in the month will apply for that month.

An eligible associate who transfers into a position that is not incentive eligible will be eligible for a pro-rata incentive based on the number of full months of service in the eligible position during the plan year in accordance with the schedule above.

Eligible associates who are on a corrective counseling plan may not be eligible for an incentive payment based on the nature and severity of the issue. Associates that have received an indefinite counseling in the plan year for which the incentive is being paid, or in the period following the plan year before payment is made, will not be eligible for an incentive payment.

Additionally, evidence of any lack of compliance with a law, regulation, policy or accounting standard will result in a reduction or elimination of an associate’s incentive payment based on the compensation committee’s assessment of the issue, the eligible associate’s culpability, and potential exposure to DNC. Issue of the above nature not reported in a voluntary manner will be more heavily weighted.

Associate Incentive Potential

Incentive targets will be recommended by home office human resources and approved by the committee.

Incentive Measurement

Senior management will provide guidance annually on business strategies from which financial and business objectives will be developed for each incentive eligible associate. The immediate manager of each eligible associate will be responsible for ensuring that financial and business objectives are established based on senior management’s direction and that performance against those objectives is measured.

The weight of financial and business objectives for purposes of incentive eligibility may change annually based on business strategies.

Calculation of Associate Incentive Payments

Payment for achievement of financial objectives will be calculated using a pre-determined minimum threshold and scale of actual performance relative to the financial plan target for the eligible associate’s financial scope of responsibility. The committee may approve other financial objectives and metrics for specific positions based on business objectives. The corporate finance group will review the calculation of actual performance to financial plan target for each department, subsidiary, business unit or group prior to senior management’s approval of payment for financial objective achievement.

The eligible associate’s immediate manager will evaluate payment for business objectives using the pre-determined metrics approved by senior management.

Based upon the assessment of actual performance relative to the financial and business objectives, a recommended incentive payment will be calculated, approved by the next two levels of management, and submitted to the committee for final approval. The committee has the sole discretion to approve or adjust the amount. Decisions made by the committee are final and binding.

Method of Incentive Payment

The incentive payment will be calculated based upon a percentage of eligible compensation and will be paid in a lump sum after the completion of the annual audit, on or about March 15th of the year following the plan year.

All incentive payments will be subject to applicable tax and withholdings.

Effect of Benefit Plans

Approved incentive amounts will not be included in the computation of health & welfare or 401(k) benefits unless otherwise stated in a benefit plan document or as required by statute.

Determinations of the Committee

The committee will, subject to the provisions of the incentive plan, establish processes and make determinations and will take such other action in connection with or in relation to accomplishing the objectives of the incentive plan, as it deems necessary or advisable.

Amendment and Termination

The committee reserves the rights to suspend, amend or terminate the incentive plan at any time without prior consent or notification to participants.